Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

                MPJS Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

			Fee		Proposed	Maximum
		Security	Calculation		Maximum	Aggregate		Amount of
	Security	Class	or Carry	Amount	Offering	Offering		Registration
	Type	Title	Forward Rule	Registered	Price Per Unit	Price(1)(2)	Fee Rate	Fee(2)
Newly Registered Securities
Fees To Be Paid	Equity	Ordinary shares, par value $0.00001 per share (2)(3)	Rule 457(o)	1,725,000	$5.00	$8,625,000	0.00015310	$1,320.49
	Equity	Ordinary shares, par value $0.00001 per share (2)(4)	Rule 457(o)	1,300,000	$5.00	$6,500,000	0.00015310	$995.15
	Total Offering Amounts					$15,125,000		$2315.64
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$2315.64

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(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended. Includes the shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(3)	Includes the offering price attributable to 225,000 additional Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	This Registration Statement also covers the resale by the Selling Shareholder of up to 1,300,000 Ordinary Shares previously issued to the Selling Shareholders as named in the Registration Statement. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended.